GREENWICH STREET MUNICIPALS FUND INC.
10f-3 REPORT
October 1, 1997 through March 31, 1998

			Trade				     Par		Purchase	%
of
Issuer			Date	Selling Dealer		Amount
	Price		Issue

Michigan State Bldg. Auth.	11/17/97	Lehman Brothers		$1,500,000
	$94.655		7.56%
4.750% due 10/15/2013

Met Water So. California	11/20/97	Morgan Stanley		  2,500,000
96.753		3.95
5.000% due 7/1/2018

Puerto Rico Infrastructure	11/21/97	Goldman Sachs		  1,225,000
97.631
		3.57
5.000% due 7/1/2016

NYS Dorm Auth. Ment. Hlth.11/21/97	Paine Webber		  1,500,000	  97.514
		25.02
5.125% due 8/15/2017

New Jersey Trans Authority	12/10/97	Goldman Sachs		  2,500,000
94.922
		7.28
4.750% due 6/15/2016

NYS Local Gov't Asst. Corp.	12/18/97	Lehman Brothers
1,500,000	  96.120		15.70
4.875% due 4/1/2020

NYS Dorm City University	3/30/98	Goldman Sachs		  1,000,000
97.769
		17.10
5.000% due 7/1/16